AMENDMENT TO THE
WHIRLPOOL CORPORATION EXECUTIVE DEFERRED SAVINGS PLAN II as Amended and Restated Eﬀective as of January 1, 2009

The WHIRLPOOL CORPORATION EXECUTIVE DEFERRED SAVINGS PLAN II as Amended and Restated Eﬀective as of January 1, 2009
Is hereby amended as follows eﬀective February 14, 2022:

1.Section 3.1 shall be deleted in its entirety and the following substituted therefor:
Eligibility

Participation in the Plan shall be limited to: (a) those Employees of the Company or any Subsidiary designated as Participants by the Committee; or (b) any Employee of the Company or any Subsidiary who becomes eligible to participate in Supplement A pursuant to Section 1.3 thereof. In the event an Employee no longer meets the requirements for participation in this Plan, as determined by the Committee in its discretion, he shall become an inactive Participant, retaining all the rights described under this Plan, except the right to make deferrals under the Plan, until the time that he again becomes an active Participant. As a condition of a Participant’s participation in the Plan on and after February 14, 2022 and as a matter of Company policy, any amounts deferred or paid under the Plan, whether deferred or paid on or before such date, shall (a) be and remain subject to the applicable forfeiture and repayment provisions set forth in Article 17 of the Plan, as amended, and (b) be subject to the governing law, jurisdictional and other provisions set forth in Section 14.3 of the Plan, as amended. Notwithstanding the foregoing, nothing in this Plan shall be construed as requiring or permitting the cancellation of a Participant’s valid deferral election if such Participant’s ineligibility to continue as an active Participant in the Plan results from such Participant’s transfer to a position that is otherwise not eligible to participate in the Plan, except as permitted by Section 409A.
2.Section 10.2 shall be deleted in its entirety and the following substituted therefor:

Conﬂicting Terms

To the extent that the terms of this Plan conﬂict with the written terms of any annual or long-term incentive plan or program maintained by the Company with respect to the deferral of amounts under those plans or programs, the terms of this Plan shall control; provided, however, for purposes of clarity and for the avoidance of doubt, any forfeiture or repayment terms of (i) such annual or long-term incentive plans and programs maintained by the Company or (ii) or the awards thereunder, shall in each case continue to apply to such awards and shall apply to any matching contributions under this Plan attributable to the deferral of such awards, regardless of whether the payment of all or a portion of such awards is deferred pursuant to this Plan.
3.Section 14.3 shall be deleted in its entirety and the following substituted therefor: Governing Law; Jurisdiction
This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, and any other applicable Federal law, including Section 409A, and to the extent not preempted by Federal law, Delaware law shall apply to any suit, action, or other legal proceeding arising out of or relating to the Plan and all determinations made and actions taken thereunder, except for any conﬂict of law principles. Any suit, action or other legal proceeding arising out of or relating in any way to the Plan, including any non-contractual claims involving related facts or issues, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be brought exclusively in a court of competent jurisdiction in the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant agree that they shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan, (d) agree that service of process in any such Proceeding may be eﬀected by mailing a copy of any such paper initiating any suit, action or Proceeding arising out of or relating to this Plan, in the case of a Participant, at the Participant’s address on ﬁle with the Company or, in the case of the Company, at the Company’s principal oﬃces, attention General Counsel, and (e) agree that nothing in the Plan shall aﬀect the right to eﬀect service of process in any other manner permitted by the laws of the State of Delaware. In addition, while a Participant is employed by the Company, such Participant will keep a correct address on ﬁle with the Company and promptly notify the Company of any address change.
4.Article 17 Clawback shall be added as follows:

17.1Clawback

(a)For the avoidance of doubt, any Short-Term Incentive Compensation, Long-Term Incentive Compensation or Stock Awards deferred under this Plan, and any matching contributions or other amounts under this Plan attributable thereto, will be subject to any applicable clawback provisions under the underlying plan pursuant to which such amounts were granted or earned.
(b)In addition, any Participant who would otherwise be eligible for a payment or beneﬁt deferred under this Plan may not be entitled to such deferred payment or beneﬁt, and may be required to forfeit or repay the Company any amount (including any matching contributions or other amounts attributable thereto) that was granted, earned, paid or deferred within the three years prior to the Participant’s termination of employment if the Committee determines in its sole discretion that: (i) the Participant has violated or threatens to violate the terms of any conﬁdentiality, non-solicit, non-compete or other restrictive covenant agreement Participant has with the Company or any of its subsidiaries or aﬃliates, or (ii) the Participant, within two years following his or her termination of employment for any reason (A) directly or indirectly owns, operates, manages, or controls, or participates in the ownership, operation, management, or control of, any “Restricted Companies” (deﬁned below), provided however, that nothing prevents the Participant from owning, as a passive investment, less than ten percent (10%) of a company's publicly traded stock, or (B) accepts employment with, consults for, or performs any services for any Restricted Companies anywhere in a “Restricted Area” (deﬁned below) where such employment or engagement: (I) requires the Participant to serve in a position or perform services that are similar to the position the Participant held or duties the Participant performed for the Company, or (II) might cause the Participant to access, use or disclose “Conﬁdential Information” (deﬁned below), provided, that the restrictions set forth in the foregoing clauses (b)(2)(ii)(B)(I) and (b)(2)(ii)(B)(II) do not apply to (x) the provision of legal services as a licensed, practicing attorney to a Restricted Company or (y) employment with a non-competitive unit of a Restricted Company, so long as the Participant’s services do not otherwise violate this Plan or any conﬁdentiality, non-solicit, non-compete or other restrictive covenant agreement Participant has with the Company or any of its subsidiaries or its aﬃliates.
(c)Any determination by the Committee that the Participant is, or has, engaged in such activity or breached an obligation to the Company as set forth in Section 17.1(b) shall be conclusive.
(d)For purposes of Section 17.1(b) the following deﬁnitions shall apply:

(1)“Restricted Companies” means any company or a division of any company that designs, develops, manufactures, distributes or services products that compete with products designed, developed, manufactured, distributed, or serviced by the Company including but not limited to household appliances (including larger and small appliances) and associated products such as fans, ﬁlters, puriﬁers, cleaners, commercial appliances, air conditioners and ﬁlters, garage storage appliances and cabinets, consumables for the use and care of home appliances, and parts, aftermarket parts and accessories for home appliances, regardless of where those products are designed, developed, sold or manufactured (collectively, “the Whirlpool Products and Services”). If the Company expands its business to include additional products or services during the Participant’s employment with the Company, as evidenced by the books, records and marketing materials of the Company, those products or services will be included in the Whirlpool Products and Services.

(2)“Restricted Area” means the largest geographic area applicable to the Participant in this section based on the nature of any position the Participant held with the Company in the last two years of the Participant’s employment. Speciﬁcally:
(i)The Participant agrees that if he or she holds a Manager or equivalent level position or above, or if the Participant was an engineering, research, or product development position concerning the Company’s business, or a position that involves Conﬁdential Information regarding new Company products and/or services under development, such positions regularly involve Conﬁdential Information and business relationships and related Legitimate Business Interests that are not limited by geography. The Restricted Area for these roles is the United States and each country outside of the United States where the Company conducted business, had concrete plans to conduct business, or marketed its products or services during the last two years of the Participant’s employment with the Company and/or its aﬃliate or subsidiary that employs the Participant.
(ii)If the Participant is in a position with a deﬁned geographic area or territory of responsibility and not in a management position, then the Participant agrees that the Restricted Area for such role is the geographic area(s), or territory or territories, assigned to the Participant during the last 24 months of employment.
(3)“Conﬁdential Information” means any non-public information about the Company’s business, plans, products, services, customers, suppliers, vendors, employees, and/or business partners. Conﬁdential Information also includes non-public information belonging to third parties that the Company is obliged to keep conﬁdential. Conﬁdential Information is a valuable asset that must be protected and safeguarded. The Company’s continued success, as well as the success and prosperity of its employees and shareholders, depends upon the preservation of this valuable asset. Improper use or disclosure of Conﬁdential Information, even by accident, can irreparably harm the Company and also harm employees whose livelihood is tied to the Company’s continued success.
(4)“Legitimate Business Interests” means, collectively, the Company’s Conﬁdential Information, intellectual property, existing and prospective business relationships, employee relationships and specialized training, goodwill, and other legitimate business interests and assets (tangible and intangible), in and for which the Company has invested substantial time, money and resources to develop, protect and retain.

17.2 Limitations

Notwithstanding anything in Section 17.1 to the contrary, the clawback, forfeiture and other provisions in Section
17.1 shall not apply to deferrals of Base Salary or any matching contributions and other amounts attributable thereto.